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EXHIBIT 23.2

                         CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Registration Statements of Safeguard Scientifics, Inc. on Form S-8 (File Nos. 33-41853, 33-48579, 33-48462, 2-72362, 33-72559 and 33-72560) of our report dated
February 2, 1999, except for Note R as to which the date is March 29, 1999, on our audits of the consolidated financial statements of Cambridge Technology Partners (Massachusetts), Inc. as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, which report is included in the December 31, 1998 annual report of Safeguard Scientifics, Inc. on Form 10-K/A.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
March 16,2000